                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]          Preliminary Proxy Statement
[X]          Definitive Proxy Statement
[ ]          Definitive Additional Materials
[ ]          Soliciting Material Pursuant to (S)240.1a-11(c) or (S)240.1a-12



                            SOUTHWEST AIRLINES CO.
                      -----------------------------------
                (Name of Registrant as Specified in its Charter




                            SOUTHWEST AIRLINES CO.
                      -----------------------------------
                   (Name of Person(s) Filing Proxy Statement


Payment of Filing Fee (check the appropriate box):

[X]          $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
             14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]          Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
             0-11.

             1)  Title of each class of securities to which transaction applies:

             2)  Aggregate number of securities to which transaction applies:

             3) Per unit price or other underlying value of transaction computer pursuant to Exchange Act Rule 0-11:*

             4)  Proposed maximum aggregate value of transaction:

      * Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

             1)   Amount previously paid:

             2)   Form, Schedule or Registration Statement No.:

             3)   Filing Party:

             4)   Date Filed:

                                    [LOGO]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            THURSDAY, MAY 18, 1995



To the Shareholders:

     The Annual Meeting of Shareholders of Southwest Airlines Co. (the "Company") will be held at its corporate headquarters, 2702 Love Field Drive, Dallas, Texas, on Thursday, May 18, 1995, at 10:00 A.M., local time, for the following purposes:

     (1) the election of three directors;

     (2) to take action on a shareholder's proposal; and

     (3) transacting such other business as may properly come before such meeting.

     March 22, 1995 has been fixed as the date of record for determining shareholders entitled to receive notice of and to vote at the Annual Meeting.

                                             By Order of the Board of Directors,



                                                              Colleen C. Barrett
                                                                       Secretary

March 29, 1995



     YOUR VOTE IS IMPORTANT, PLEASE DATE, VOTE, SIGN AND MAIL BACK THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. THE ENCLOSED RETURN ENVELOPE MAY BE USED FOR THAT PURPOSE.

                            SOUTHWEST AIRLINES CO.
                                P. O. BOX 36611
                           DALLAS, TEXAS  75235-1611
                                (214/904-4000)
                                _______________

                                PROXY STATEMENT
                                _______________

               SOLICITATION AND REVOCABILITY OF PROXIES; VOTING

     The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on May 18, 1995, at the Company's corporate headquarters, 2702 Love Field Drive, Dallas, Texas, or any adjournment thereof. The cost of solicitation will be paid by the Company. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone by the Company's regular employees, and arrangements will be made with brokerage houses or other custodians, nominees and fiduciaries to send proxies and proxy material to their principals. The proxy statement and form of proxy were first mailed to shareholders of the Company on or about April 5, 1995.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by the subsequent execution and submission of a revised proxy, by written notice to the Secretary of the Company, or by voting in person at the meeting. Shares represented by proxy will be voted at the meeting. Cumulative voting is not permitted. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as for or against a proposal. Except as otherwise stated herein, provided a quorum is present, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter is required to approve any matter.

                             ELECTION OF DIRECTORS

     At the Annual Meeting of Shareholders, three directors are to be elected for a three-year term expiring in 1998 or until their respective successors are duly elected and qualified, to serve with the six directors whose terms do not expire until later years. Provided a quorum is present at the Annual Meeting, a plurality of the votes cast in person or by proxy by the holders of shares entitled to vote is required to elect directors.

     The persons named in the enclosed proxy have been selected as a proxy committee by the directors of the Company, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of the nominees listed below. Although the directors of the Company do not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment.

     The following table sets forth certain information for each nominee and present director of the Company. Each of the nominees for director named in the following table is now serving as a director of the Company.



                                       DIRECTOR
NAME                                    SINCE              AGE
-----------------------------         ----------           ---

Samuel E. Barshop............            1975               65
Gene H. Bishop...............            1977               64
C. Webb Crockett /(1)/.......            1994               61
William P. Hobby, Jr. /(1)/..            1990               63
Travis C. Johnson /(1)/......            1978               58
Herbert D. Kelleher..........            1967 /(2)/         63
Rollin W. King...............            1967               63
Walter M. Mischer, Sr........            1983               72
June M. Morris...............            1994               64

_____________________
/(1)/  Current Nominee.

/(2)/ Mr. Kelleher resigned as a director effective August 5, 1975, and he was reelected to the Board on April 27, 1976.

                               CURRENT NOMINEES

     Current nominees are to be elected for a term expiring in 1998.

     C. Webb Crockett has been a shareholder in the Phoenix, Arizona, law firm of Fennemore Craig for more than the past five years. Fennemore Craig has performed services for the Company in the past and may do so in 1995.

     William P. Hobby, Jr. was lieutenant governor of the State of Texas for 18 years until January 1991. He has been Chairman of H&C Communications, Inc., Houston, Texas, a privately owned broadcasting company, for more than the past five years. He also served as Executive Editor of the Houston Post for more than 20 years. He is on the Board of Directors of Rice University, Houston, Texas, where he also teaches.

     Travis C. Johnson has been a partner in the El Paso, Texas law firm of Johnson & Bowen for more than the past five years. Mr. Johnson is a director of Texas Commerce Bank - El Paso. Johnson & Bowen has performed services for the Company during the past and may do so in 1995.

                     DIRECTORS WHOSE TERM EXPIRES IN 1996

     Samuel E. Barshop was Chairman of the Board of Directors, President and Chief Executive Officer of La Quinta Inns, Inc., for more than five years prior to 1992. During 1992, Mr. Barshop resigned his positions as President and Chief Executive Officer, maintaining the position of Chairman of La Quinta Inns, Inc. until March 1994. La Quinta Inns, Inc., develops, owns, operates and licenses motor inns. Since March 1994, Mr. Barshop has been managing partner of S. Barshop Investments, Ltd.

     Gene H. Bishop was Chairman and Chief Executive Officer of Life Partners Group, Inc., a closely held life insurance holding company, from November 1991 until October 1994, when he retired. Prior to that time he was Vice Chairman and Chief Financial Officer of Lomas Financial Corporation and Chief Operating Officer of Lomas Mortgage USA since October 1990, becoming President and Chief Operating Officer of Lomas Mortgage USA in January 1991. Mr. Bishop is also a director of Southwestern Public Service Company, First USA, Inc. (a credit card company), Liberte` Investors (a real estate investment trust), Life Partners Group, Inc., Republic Financial Services, Inc., and FSW Holdings, Inc.

     Rollin W. King has engaged in executive education and consulting as the principal of Rollin King Associates since January 1, 1989.

                     DIRECTORS WHOSE TERM EXPIRES IN 1997

     Herbert D. Kelleher has been Chairman of the Board of the Company since March 29, 1978. Mr. Kelleher became interim President and Chief Executive Officer of the Company in September 1981, and assumed those offices on a permanent basis in February 1982.

     Walter M. Mischer, Sr. has been Chairman of the Board and Chief Executive Officer of Southern Investors Service Company, Inc. (formerly the Mischer Corporation), a real estate and financial investment company, for more than the
past five years.   Mr. Mischer is also a director of First Interstate Bancorp of
Texas, Inc. and Howell Corporation.

     June M. Morris was a founder of Morris Air Corporation ("Morris"), a wholly-owned subsidiary of Southwest. Mrs. Morris was Chief Executive Officer of Morris until its operations were absorbed by Southwest in October, 1994. Morris was a domestic airline operating 22 Boeing 737 Aircraft until its acquisition by Southwest in December, 1993.

     There is no family relationship between any of the directors or between any director and any executive officer of the Company.

     The Company has appointed an Audit Committee consisting of Messrs. Barshop, Bishop, Crockett, Hobby, Johnson (Chairman), King, and Mischer and Mrs. Morris. The Audit Committee held four meetings during 1994. Its principal functions are to give additional assurance that financial information is accurate and timely and that it includes all appropriate disclosures; to ascertain the existence of an effective accounting and internal control system; and to oversee the entire audit function, both independent and internal. The Company has appointed a Compensation Committee consisting of Messrs. Barshop (Chairman), Bishop, Hobby and Mischer. The Compensation Committee held two meetings during 1994. The Compensation Committee studies, advises and consults with management respecting the compensation of officers of the Company, and administers the Company's stock-based compensation plans. It recommends for the Board's consideration any plan for additional compensation that it deems appropriate. The Company has appointed an Executive Committee consisting of Messrs. Bishop, Kelleher and King to assist the Board in carrying out its duties. The Executive Committee has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee held seven telephone meetings during 1994, and otherwise acted by unanimous consent. The Company has no standing nominating committee of its Board nor any committee performing similar functions. During 1994, each director attended at least 75% of the total of the Board and committee meetings which he was obligated to attend, except Mrs. Morris who is recovering from a serious illness.

DIRECTORS' FEES

     Directors' fees are paid on an annual basis from May to May in each year. Each director of the Company who is not an officer of the Company was paid $8,500 for the year ending May 1994, and $9,000 for the year ending May 1995, for services as a director. During 1994, the Board of Directors held seven meetings and otherwise acted by unanimous consent. In addition, $1,600 (increasing to $1,800 for the year ended May 1995) was paid for attendance at each meeting of the Board of Directors, and $750 (increasing to $800 for the year ended May 1995) for attendance at each meeting of a committee held on the same date as the Board meetings. Members of the Executive Committee receive an additional $4,000 (increasing to $4,300 for the year ended May 1995) per year for their services on such committee. In the year ended May 1995, the Chairmen of the Audit and Compensation Committees received annual fees of $3,300 and $1,700, respectively. Officers of the Company receive no additional remuneration for serving as directors or on committees of the Board.

                 VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     At the close of business on March 22, 1995, the record date of those entitled to notice of and to vote at the meeting, there were outstanding 143,462,843 shares of Common Stock, each share of which is entitled to one vote.

CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of February 28, 1995, certain information regarding the beneficial ownership of Common Stock by each person known to the Company to own beneficially more than 5% of the Common Stock:


                              Number of Shares     Percent
Name and Address               and Nature of         of
of Beneficial Owner         Beneficial Ownership    Class
--------------------------  --------------------  ---------

The Equitable Companies....    9,897,500/(1)/     6.9%/(1)/
  Incorporated/(1)/
787 Seventh Avenue
New York, New York 10019


______________________________

/(1)/ The information set forth in the table is derived from a Schedule 13G reporting beneficial ownership as of December 31, 1994 filed by The Equitable Companies Incorporated and certain affiliated companies, including Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, and AXA. The address of Alpha Assurances I.A.R.D. Mutuelle and Alpha Assurances Vie Mutuelle is 101-100 Terrasse Boieldieu, 92042 Paris La Defense France. The address of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is La Grande Arche, Pardi Nord, 92044 Paris La Defense France. The address of Uni Europe Assurance Mutuelle is 24 Rue Drouot, 75009 Paris France. The address of AXA is 23 Avenue Matignon, 75008 Paris France. According to the Schedule 13G, the beneficial owner may be deemed to have sole power to vote or to direct the vote with respect to 6,369,550 of such shares and shared power to vote or direct the vote with respect to 224,700 of such shares. According to the Schedule 13G, the beneficial owner may be deemed to have sole power to dispose or to direct the disposition with respect to 9,892,500 of such shares and shared power to dispose or to direct the disposition with respect to 5,000 of such shares.

MANAGEMENT

     The following table sets forth as of February 28, 1995, certain information regarding the beneficial ownership of Common Stock by the directors, each of the executive officers of the Company named on the Summary Compensation Table and by all executive officers and directors as a group.



                                            Number of
                                              Shares        Percent
Name of Director, Officer or               Beneficially        of
Identity of Group                         Owned /(1)(2)/  Class/ (2)/
----------------------------------------  --------------  ------------

Samuel E. Barshop.......................          41,832        *
Gene H. Bishop..........................          37,800        *
C. Webb Crockett........................           2,000        *
William P. Hobby, Jr....................          31,200        *
Travis C. Johnson.......................          81,600        *
Herbert D. Kelleher /(3)/...............      2,758,26 8      1.9%
Rollin W. King /(4)/....................         148,838        *
Walter M. Mischer, Sr...................          46,275        *
June M. Morris /(5)/....................      1,467,65 1      1.0%
Gary A. Barron /(6)/....................          48,018        *
John G. Denison /(7)/...................          62,801        *
Colleen C. Barrett /(8)/................          48,847        *
James F. Parker /(9)/...................          46,145        *
Executive Officers and Directors as a
  Group
(16 persons) /(10)/.....................       4,901,372      3.4%

____________________________
*    Less than 1%

/(1)/ Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power respecting their shares, other than shared rights created under joint tenancy or marital property laws as between the Company's directors and officers and their respective spouses, if any. Such persons also beneficially owned an equal number and percentage of nonexercisable Common Share Purchase Rights of the Company that trade in tandem with its Common Stock.

/(2)/ The number of shares beneficially owned includes shares which each beneficial owner and the group had the right to acquire within 60 days pursuant to stock options. The percentage for each beneficial owner and for the group is calculated based on the sum of the 143,360,669 shares of Common Stock outstanding on February 28, 1995 and any shares shown for such beneficial owner or group as subject to stock options and currently exercisable, as if any such stock options had been exercised.

/(3)/ Includes 8,963 shares held for his account under the Profit Sharing Plan with respect to which he has the right to direct the voting; 1,449,941 shares which Mr. Kelleher had the right to acquire within 60 days pursuant to stock options; and 83,001 shares held in trust for unrelated individuals.

/(4)/ Includes 17,000 shares held by a charitable remainder trust in which Mr. King has a beneficial interest. Mr. King disclaims any beneficial interest in these shares.

/(5)/  Held by a family trust of which Mrs. Morris is co-trustee.

/(6)/ Includes 8,078 shares held for his account under the Profit Sharing Plan with respect to which he has the right to direct the voting and 39,940 shares which Mr. Barron had the right to acquire within 60 days pursuant to stock options.

/(7)/ Includes 3,536 shares held for his account under the Profit Sharing Plan with respect to which he has the right to direct the voting and 40,255 shares which Mr. Denison had the right to acquire within 60 days pursuant to stock options.

                                               (footnotes continue on next page)

/(8)/ Includes 2,121 shares held for her account under the Profit Sharing Plan with respect to which she has the right to direct the voting and 46,540 shares which Ms. Barrett had the right to acquire within 60 days pursuant to stock options.

/(9)/ Includes 4,529 shares held for his account under the Profit Sharing Plan with respect to which he has the right to direct the voting and 38,016 shares which Mr. Parker had the right to acquire within 60 days pursuant to stock options.

/(10)/ Includes 33,573 shares held for the accounts of certain officers under the Profit Sharing Plan with respect to which such persons have the right to direct voting.

                      COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation for services rendered by the Company's Chief Executive Officer and the four remaining most highly paid executive officers during the three fiscal years ended December 31, 1994:


                          SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------
                                                                           LONG TERM
                                                                          COMPENSATION
                                        ANNUAL COMPENSATION                  AWARDS
---------------------------------------------------------------------------------------------------------
                                                                           SECURITIES     ALL OTHER
                                                                           UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR             SALARY ($)  BONUS ($)   OPTIONS(#)      ($) /(1)/
---------------------------------------------------------------------------------------------------------

Herbert D. Kelleher, Chairman     1994              $395,000   $172,000          ---       $   68,458
   of the Board, President and    1993               395,000    150,000          ---           64,913
   Chief Executive Officer        1992               393,042    120,000        280,668         42,983

Gary A. Barron,                   1994              $197,209    125,000          7,500         25,927
   Executive Vice                 1993               187,815     83,000          6,300         26,567
   President - Operations         1992               176,140     55,000          5,400         20,379

John G. Denison,                  1994              $185,754    115,000          8,085         25,927
   Executive Vice President -     1993               176,902     83,000          6,885         26,617
   Corporate Services             1992               165,900     50,000          5,400         19,513

Colleen C. Barrett, Executive     1994              $180,361    125,000          7,500         25,927
   Vice President - Customers;    1993               171,769     83,000          6,300         26,603
   Corporate Secretary            1992               159,211     55,000          5,400         19,009

James F. Parker,                  1994              $160,680     80,000          5,000         23,825
   Vice President -               1993               153,024     54,000          4,200         22,591
   General Counsel                1992               145,338     36,000          3,600         17,635
---------------------------------------------------------------------------------------------------------

/(1)/ Consists of amounts contributed by the Company pursuant to the Southwest Airlines Co. Profit Sharing Plan and 401(k) Plan in which all employees of the Company are eligible to participate. In addition to those amounts, "All Other Compensation" for Mr. Kelleher includes deferred compensation, bearing interest at an annual rate of 10%, in an amount equal to Company contributions which would otherwise have been made on behalf of Mr. Kelleher to the Profit Sharing Plan but which exceed the contributions permitted by Federal tax laws, totalling $42,531, $35,971 and $21,711 for 1994, 1993 and 1992, respectively. See "Employment and Other Contracts."

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in 1994 to the named executive officers:



---------------------------------------------------------------------------------------------------------------------
                                                                                          POTENTIAL REALIZABLE VALUE
                                                                                          AT ASSUMED ANNUAL RATES OF
                                                                                         STOCK PRICE APPRECIATION FOR
                                 INDIVIDUAL GRANTS                                             OPTION TERM /(1)/
---------------------------------------------------------------------------------------------------------------------
                               NUMBER OF     PERCENT OF
                              SECURITIES   TOTAL OPTIONS
                              UNDERLYING    GRANTED TO     EXERCISE
                                OPTIONS     EMPLOYEES IN    PRICE       EXPIRATION
         NAME                 GRANTED (#)  FISCAL YEAR    ($/SHARE)        DATE                 5%        10%
---------------------------------------------------------------------------------------------------------------------

Herbert D. Kelleher               -0-          ---           ---           ---                  ---        ---
Gary A. Barron /(2)/             7,500         .87%       $37.4375        1/1/04             $176,582   $447,493
John G. Denison /(2)/            8,085         .94%        37.4375        1/1/04              190,355    482,397
Colleen C. Barrett /(2)/         7,500         .87%        37.4375        1/1/04              176,582    447,493
James F. Parker /(2)/            5,000         .58%        37.4375        1/1/04              117,721    298,329
---------------------------------------------------------------------------------------------------------------------

/(1)/ These amounts represent assumed rates of appreciation in market value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in Southwest's stock price. Southwest did not use an alternative formula for a grant date valuation, as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

/(2)/ Options to the named individuals were granted under the Company's 1991 Incentive or Non-Qualified Stock Option Plans at fair market value on the date of the grant. Such options are exercisable as follows: One-third on the grant date, one-third on the first anniversary of the grant date, and one-third on the second anniversary of the grant date, subject to continued employment; except that options to purchase 585 shares granted to Mr. Denison vest immediately.

          At January 1, 2004, the expiration date of the options described above, the stock price for Southwest Common Stock would be $60.9817 or $97.1032 per share, assuming annual appreciation rates from January 1, 1994 at 5% or 10%, respectively. However, if the price of the Common Stock does not appreciate, the value of these options to the named executives, and the corresponding benefit to all shareholders of the Company, would be zero. The closing price of the Common Stock on December 31, 1994, was $16.75 per share. All of the preceding appreciation calculations are compounded annually.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAREND OPTION VALUES

     The following table shows stock option exercises by the named executive officers during 1994. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1994. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the yearend price of the Common Stock.

------------------------------------------------------------------------------------------------------------------------------------

                                                                     NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED OPTIONS              IN-THE-MONEY
                                                                     AT FISCAL YEAREND (#)               OPTIONS AT FISCAL
                                                                                                         YEAREND ($) /(2)/
                                                              ----------------------------------------------------------------------

                                 SHARES       VALUE REALIZED      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
         NAME                  ACQUIRED ON      ($) /(1)/
                              EXERCISE (#)
------------------------------------------------------------------------------------------------------------------------------------

Herbert D. Kelleher             15,000           $360,000          1,400,641         166,451         $19,536,149      $1,756,791
Gary A. Barron                    -0-               N/A               24,640          68,300             163,568         656,623
John G. Denison                   -0-               N/A               24,370          68,300             148,118         656,623
Colleen C. Barrett              15,000           $377,499             31,240          68,300             234,381         656,623
James F. Parker                  1,000           $ 21,604             26,265          58,285             214,620         574,545
------------------------------------------------------------------------------------------------------------------------------------

/(1)/ Aggregate market value of the shares covered by the option less the aggregate price paid by the executive.

/(2)/ The closing price of the Common Stock on December 31, 1994, the last day of Southwest's fiscal year, was $16.75 per share.


EMPLOYMENT AND OTHER CONTRACTS

     The Company re-employed Herbert D. Kelleher, effective as of January 1, 1992, as President and Chief Executive Officer under a four-year Employment Contract. The current contract provides for an annual base salary of $395,000. The Employment Contract also provides for additional benefits including: (i) a long-term disability insurance policy providing for disability payments of $6,000 per month to age 65; (ii) reimbursement for medical and dental expenses incurred by Mr. Kelleher and his spouse, and for such expenses for other members of his family to the extent Mr. Kelleher pays in excess of $10,000 per year in such expenses; and (iii) deferred compensation bearing interest at 10% in an amount equal to any Company contributions which would otherwise have been made on behalf of Mr. Kelleher to the Company Profit Sharing Plan but which exceed maximum annual additions under the Plan on his behalf under federal tax laws. The Employment Contract is terminable by Mr. Kelleher within 60 days after the occurrence of a change of control of the Company in which a third party acquires 20% or more of the Company's voting securities or a majority of the directors of the Company are replaced as a result of a tender offer or merger, sale of assets or contested election. In the event Mr. Kelleher so terminates his employment, the Employment Contract provides for a lump sum severance payment equal to Mr. Kelleher's unpaid salary for the remaining term of his Employment Contract plus $750,000 subject to reduction to avoid any "excess parachute payment" for federal income tax purposes.

     The Board of Directors of the Company established in 1987 an Executive Service Recognition Plan to permit the Company to continue to attract and retain well qualified executive personnel and to assure both the Company of continuity of management and its executives of continued employment in the event of any actual or threatened change of control of the Company (defined substantially as described in the following paragraph). As contemplated by the Executive Service Recognition Plan, the Company has entered into employment agreements with each of its current executive officers named in the Summary Compensation Table and certain other executive personnel. The terms of these employment agreements would be invoked only in the event of a change of control. The executives must remain in the employment of the Company for one year after a change of control has occurred. If the executive's employment is terminated other than for cause (as defined), or if the executive terminates employment for good reason (as defined), during the one-year term of employment, then the executive would receive a severance payment equal to a full year's base salary and annual bonus plus a prorated annual bonus for the year of termination. In addition, the executive's welfare benefits would continue for the unexpired portion of his one-year term of employment.

     The Board of Directors of the Company established in 1988 a Change in Control Severance Pay Plan (the "Severance Pay Plan") to provide for severance payments to qualified employees whose employment with the Company terminates due to certain conditions created by a change in control of the Company (as defined in the plan). All employees of the Company are participants in the Severance Pay Plan except the President, any Vice President participating in the Executive Service Recognition Plan and all other employees, including each of the executive officers named in the Summary Compensation Table, who are beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough (collective bargaining agreements). Generally, the Severance Pay Plan provides for severance payments, based upon the employee's salary and years of service with the Company, in the event the employee is terminated, other than for cause (as defined in the Plan), death, voluntary retirement or total and permanent disability, within one year of a "change in control". The employee would also remain eligible for a 12 month extension of coverage under each "welfare benefit" plan of the Company, including medical, dental, etc., as in effect immediately prior to any change in control. For purposes of the Severance Pay Plan, "change in control" shall be deemed to have occurred if 20% or more of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote for directors shall have been acquired by a third person or a change in the makeup of the Board of Directors shall have occurred under certain circumstances described in the plan.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Salary Administration Program for Southwest's noncontract people will be administered in a manner that promotes the attainment by Southwest of reasonable profits on a consistent basis in order to preserve job protection and security for such noncontract people; that promotes and rewards productivity and dedication to the success of Southwest as the collective embodiment of all of its people; that accomplishes internal equity among its people; and that responds pragmatically to the actual influence of external market forces.

                              Southwest Airlines Co.
                              Salary Administration Manual
                              January 1991

     The above principles are applied to all Southwest noncontract employees, including executive officers. The compensation of Southwest's executive officers is reviewed by the Compensation Committee of the Board of Directors on an annual basis. The Committee considers the total compensation (both salary and incentives), as well as the recommendation of the Company's President, in establishing each element of compensation. The Company's President and Chief Executive Officer is employed pursuant to a four-year employment agreement, the most recent one being dated January 1, 1992. See "Compensation of Executive Officers - Employment and Other Contracts."

     At current compensation levels, the Committee does not expect Internal Revenue Service regulations regarding maximum deductibility of executive compensation to have any application to the Company.

     The principal elements of compensation for Southwest's executive officers are the following:

     Base salary.  As a general rule, base salary for the executive officers of
     -----------
Southwest falls below the salaries for comparable positions in comparably sized companies. The Committee bases this determination on its impression of the prevailing business climate, and the advice of the Company's President.

     Annual salary increases, if any, for executive officers as a group are not more, on a percentage basis, than those received by other noncontract employees.

     Annual incentive bonus.  Only officers of the Company are eligible for
     ----------------------
annual incentive bonuses. The amount of each bonus is determined by the Compensation Committee at the end of each year, including Mr. Kelleher's bonus which is not determined under his Employment Agreement.

     In fixing the salary and bonus amounts for 1994, the Committee considered the performance of each individual, his or her level of responsibility within the Company, the Company's profitability, the longevity in office of each officer, and each officer's performance as a team member. However, no mathematical weighting formulae were applied with respect to any of these factors. In evaluating an individual's performance, the Committee relied on the recommendation of the President, whose recommendation is based on his own perception of such officer's performance.

     The Company does not utilize defined performance targets in establishing compensation, nor does it employ minimum, targeted or maximum amounts of bonuses or total compensation levels for the executive officers and the final determination of compensation is subjective.

     Stock Options.  In an effort to bridge the perceived gap between the lower
     -------------
level of cash compensation for Company officers as compared to their peers and to provide a long-term incentive for future performance that aligns officers' interests with shareholders in general, in 1991 the Company adopted its Incentive Stock Option Plan and Non-Qualified Stock Option Plan. The number of options initially granted to an individual, as compared to other Southwest employees, is dependent on the length of service with the Company and individual levels of performance and responsibility. Subsequent grants, including those made in 1994, have been based on levels of individual performance. With respect to all options granted, the precise number of shares is determined on a subjective basis. All grants under the Stock Option Plans are at current market value and vest over a number of years, dependent on continued employment. Each grant is made based upon the individual's compensation package for that year, without reference to previous grants. There is no limit on the number of options that may be granted to any one individual. The number of stock option awards relating to 1994 compensation and performance increased 14.83 percent over 1993 as the Company's income increased 16.2 percent.

     Although it is not contractually obligated to do so, it has been the practice of the Committee to grant additional options to employees (including the named executive officers), other than Mr. Kelleher, who exercise options and hold the acquired stock. Such grants have been made on January 1 of each year in an amount equal to five percent of the number of shares held by the employee on the previous December 31 as a result of option exercises. On January 1, 1995, the total such options granted was 5,999, of which 635 were to named executive officers.

     Mr. Kelleher received options to purchase 421,002 shares of Common Stock (as adjusted for intervening stock splits) in connection with his employment agreement dated as of January 1, 1992. Like the other executive officers, his options are designed to make up the difference between his cash compensation and that received by others in comparable positions, dependent on successful performance by the Company, as reflected in the price of its stock. The Committee relied on a study performed by an independent consultant in determining that the President's cash compensation for the four-year period covered by his 1992 Employment Agreement was significantly below the midpoint for comparable positions. The number of options granted was based on the Committee's review of compensation for similarly situated individuals, both in the airline industry, and in companies of a similar size (based on revenue) in other industries and the Committee's perception of his past and expected future contributions to Southwest's perfor mance over the four-year term of the Agreement. The Committee did not consider the amount and value of other options held by Mr. Kelleher, as those options were granted in connection with employment agreements going back 10 years, and were part of earlier compensation packages. The Company has no target ownership levels for Company equity holdings by executives.

     In addition, executive officers, including the President, participate in the Southwest Airlines Profit Sharing Plan and 401(k) Plan, which are available to all Southwest employees on the same basis. See "Compensation of Executive Officers - Summary Compensation Table." Southwest makes little use of perquisites for executive officers.

                                           COMPENSATION COMMITTEE

                                           Samuel E. Barshop, Chair
                                           Gene H. Bishop
                                           William P. Hobby, Jr.
                                           Walter M. Mischer, Sr.

                               PERFORMANCE GRAPH

     The following table compares total shareholder returns for the Company over the last five years to the Standard & Poor's 500 Stock Index and the Standard & Poor's Transportation Index assuming a $100 investment made on December 31, 1989. Each of the three measures of cumulative total return assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG SOUTHWEST AIRLINES CO., S&P 500 INDEX
                         AND S&P TRANSPORTATION INDEX

                             [GRAPH APPEARS HERE]


========================================================================
                       1989   1990    1991     1992     1993     1994
------------------------------------------------------------------------
Southwest Airlines      100   110.02  215.34  373.19   710.16   318.74
------------------------------------------------------------------------
S&P 500                 100    96.89  126.41  136.05   149.75   151.74
------------------------------------------------------------------------
S&P Transportation      100    86.36  128.50  139.63   166.19   139.34
========================================================================

                             SHAREHOLDER PROPOSAL

     Amalgamated Bank of New York LongView Collective Investment Fund, 11-15 Union Square, New York, New York 10003, owner of 11,700 shares of Common Stock, has given notice that it intends to present for action at the annual meeting the following resolution:

     "RESOLVED: That the shareholders of Southwest Airlines Company (the "Company" or "Southwest Airlines") request that the Board of Directors commit our Company to the goal of creating a high-performance workplace based on policies of workplace democracy and meaningful worker participation, and prepare a report to be available upon request to the shareholders of the Company at least two months prior to the next annual meeting of shareholders at reasonable expense identifying the extent to which the Company is implementing a high-performance workplace based on those policies, using the criteria set out in the U.S. Department of Labor's (the "Labor Department") 1994 report, Road to High-Performance Workplaces: A Guide to Better Jobs and Better Business Results (the "1994 Report")."

     The following statement was submitted in support of such resolution:

     "The American workplace is undergoing significant changes and restructuring to meet the challenges of global competition in the 21st century. Southwest Airlines should be a leader in creating a workplace which allows it to compete in a global marketplace.

     "Presently, various companies are working to create "high-performance workplaces" through policies that emphasize employee training, compensation linked to performance, direct employee involvement in corporate decision-making, employment security and a supportive work environment.

     "In an August 1993 report entitled High-Performance Work Practices and Firm Performance (the "1993 Report"), the Labor Department found that high-performance work practices are positively related to both productivity and long-term financial performance, and that innovative workplace practices may be crucial to the future competitiveness of American industry.

     "In the 1994 Report, the Labor Department published a detailed checklist of criteria which companies can use to measure their progress towards achieving a high-performance workplace.

     "We believe that high-performance work practices will enhance the Company's ability to attract, develop and keep good people. In recent years, Fortune's annual survey of most admired corporations has placed a company's ability to attract, develop and keep good people among the top three measurements of corporate reputation.

     "Effective employee participation is crucial to developing a high-performance workplace. Moreover, Congress has recognized the value of a more supportive and productive workplace through such laws as the Family and Medical Leave Act and the Americans with Disabilities Act.

     "In the 1993 Report, the Labor Department indicated that "[t]here appears to be a widespread firm interest in using new workplace practices." The Labor Department is encouraging companies to create high-performance workplaces as a way to boost American competitiveness, and it has encouraged investors to consider workplace practices in making their decisions. Investors may lack sufficient data to properly evaluate the Company's efforts to create a high-performance workplace. Therefore, we request that the Company affirm its commitment to these principles and prepare a report on its actions for implementing them.

     "WE URGE YOU TO VOTE FOR THIS RESOLUTION!"

BOARD OF DIRECTORS POSITION

     YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, FOR
                                     -------
THE FOLLOWING REASONS:

     Your Company is fully committed to a high-performance workplace. Indeed, the 1994 Report specifically identifies Southwest Airlines Co. as an example of successful companies that have "put it all together" by integrating high-performance workplaces with other standard business priorities like customer service and marketing. Likewise, Southwest was recognized in The 100 Best
                                                              ------------
Companies to Work for in America (Levering and Moskowitz, 1993) as one of the
--------------------------------
ten best companies to work for in America.  The Company has recently concluded
---
an innovative 10-year collective bargaining agreement with its pilots' union and has maintained excellent employee relations for many years. The Company enjoys costs among the lowest in its industry, significantly attributable to the productivity of its employees. Employees participate directly in Southwest's profits through the Employee Profit Sharing Plan, and through this plan employees beneficially own approximately 10% of the outstanding shares of Southwest Common Stock.

     Southwest's successes have not been achieved by allocating its employee and financial resources to completing checklists and preparing shareholder reports on its workplace practices. More specifically, your directors perceive no benefit to Southwest's shareholders in preparing the report requested by the shareholder proposal, especially in view of the fact that the 1994 Report recognizes Southwest as having already achieved a high-performance workplace.

     THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS
                                                         -------
SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

                    RELATIONSHIP WITH INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company's auditors for the fiscal year ending December 31, 1995. Ernst & Young LLP has served as the Company's auditors since the inception of the Company. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting in order to make a statement if he so desires and to respond to appropriate questions.

                                 OTHER MATTERS

NOTICE REQUIREMENTS

     To permit the Company and its shareholders to deal with shareholder proposals in an informed and orderly manner, the Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain matters to be brought before an Annual Meeting of Shareholders. In general, written notice must be received by the Secretary of the Company not less than 20 days nor more than 60 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting as well as the shareholder submitting the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

     In addition, any shareholder who wishes to submit a proposal for inclusion in the proxy material and presentation at the 1996 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company, at the address indicated on page 1 of this Proxy Statement, so that the Secretary receives it no later than December 1, 1995.

DISCRETIONARY AUTHORITY

     In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A shareholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of Common Stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote those proxies which they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

     The Board of Directors does not know of any other matters which are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.


                                             By Order of the Board of Directors,

                                                             Herbert D. Kelleher
                                            Chairman of the Board, President and
                                                         Chief Executive Officer
March 29, 1995

LOGO
                                     PROXY

         SOLICITED BY THE BOARD OF DIRECTORS OF SOUTHWEST AIRLINES CO.

  The undersigned hereby appoints Colleen C. Barrett, Herbert D. Kelleher and Gary C. Kelly proxies (to act by majority decision if more than one shall act), and each of them with full power of substitution, to vote all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the annual meeting of shareholders thereof to be held on May 18, 1995, or at any adjournments thereof, as follows:

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES."

 (1) ELECTION OF DIRECTORS   [_] FOR all nominees listed below (except those indicated [_] WITHHOLD AUTHORITY to vote
                                 to the contrary below, see instructions)                  for all nominees listed below

C. Webb Crockett, William P. Hobby, Jr. and Travis C. Johnson.

INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided here.
--------------------------------------------------------------------------------

 (2) [_] APPROVE or [_] DISAPPROVE or [_] ABSTAIN shareholder proposal described in proxy statement
                                                  related to the meeting
 (3) [_] WITH or    [_] WITHOUT                   authority to vote on any
                                                  business that may properly
                                                  come before the meeting.

                     (Please Date and Sign on Reverse Side)
LOGO
  ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1, "DISAPPROVE" ITEM 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BEFORE THE MEETING.

  YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

                                                Dated: __________________, 1995

                                                -------------------------------

                                                -------------------------------

                                                Please sign exactly as name
                                                appears on the card. Joint
                                                owners should each sign.
                                                Executors, administrators,
                                                trustees, etc., should give
                                                their full titles.

PLEASE COMPLETE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.